NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

Stratus Properties Inc. Announces
Appointment of Two New Members to its Board of Directors

AUSTIN, TX, December 11, 2015 - Stratus Properties Inc. (NASDAQ: STRS) announced today the appointments of James E. Joseph and John G. Wenker to its Board of Directors. The size of the Board has been expanded from four to six directors. Mr. Joseph will serve as a Class I director and will be up for re-election to the Board in 2017. Mr. Wenker will serve as a Class II director and will be up for re-election to the Board in 2018.

James E. Joseph, age 54, is an experienced business leader with over 25 years of experience in the consumer products, hospitality and entertainment industries, including experience as a chief executive officer where he led the dramatic turnaround of a company. He currently serves as Dean of the Madden School of Business at Le Moyne College, a position he has held since 2014. Mr. Joseph previously served as the President and Chief Executive Officer of Oneida Ltd., one of the world’s largest designers, marketers, and distributors of housewares products. He joined Oneida in 1988 and served in a variety of positions, including Senior Vice President and Managing Director of Oneida International and Executive Vice President, Worldwide Sales and Marketing, until being named President in 2006. Mr. Joseph was named Chief Executive Officer in 2007, a position he held until Oneida was acquired in 2012. In 2010, he was inducted as an honorary member of the Cornell Hotel Society at Cornell University’s School of Hotel Administration. Mr. Joseph was a Fellow at the Culinary Institute of America from 2009 through 2012. He received his Bachelor of Science degree in Accounting from Le Moyne College and a Master’s degree in Public Administration from the Maxwell School of Citizenship and Public Affairs at Syracuse University.

John G. Wenker, age 64, has over four decades of experience in public policy, urban planning, real estate finance and valuation, and portfolio management. He currently serves as Managing Director, Head of Real Assets for Nuveen Asset Management, LLC and as Vice President of Diversified Real Asset Income Fund. In 1992, Mr. Wenker joined Piper Jaffray Companies, one of Nuveen’s predecessors, as a portfolio manager for four real estate debt closed-end funds and took over management of the firm’s equity Real Estate Securities Strategy in 1999. He previously served in a number of real estate-related roles in the finance departments for the city of St. Paul, Minnesota and the Minneapolis Community Development Agency, as a mortgage banker at Norwest Mortgage and as a public finance investment banker at Miller & Schroeder Financial. Mr. Wenker received his Bachelor of Arts degree in Public Administration from Metropolitan State University and a Master of Business Administration in Finance from the University of St. Thomas.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, “We are pleased to welcome Jim Joseph and John Wenker to our Board of Directors and look forward to their guidance and counsel. Jim has extensive leadership experience and a strong understanding of the hospitality and entertainment business. John brings tremendous experience in the real estate finance industry. Their collective industry experience and leadership will bring valuable insight to our Board as we continue to execute Stratus’ five-year plan to create value for stockholders.”

Stratus’ Board of Directors is now comprised of six members, including five independent directors, who possess a diverse range of perspectives and experience.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin area, but including projects in certain other select markets in Texas.
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A copy of this release is available on Stratus' website, www.stratusproperties.com.
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